SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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The Talbots, Inc.

(Name of Registrant as Specified In Its Charter)

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PROXY STATEMENT
GENERAL
ITEM 1. ELECTION OF DIRECTORS
Corporate Governance
Report of the Audit Committee*
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
PENSION PLAN TABLE ($)
Report on Compensation of Executive Officers*
Performance Graph
BENEFICIAL OWNERSHIP OF COMMON STOCK
SECTION 16( a ) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING
OTHER MATTERS

April 24, 2006

ANNUAL MEETING OF SHAREHOLDERS
May 25, 2006

Dear Shareholder:

It is a pleasure for us to extend to you a cordial invitation to attend the 2006 Annual Meeting of Shareholders of The Talbots, Inc. to be held at 9:00 a.m. on Thursday, May 25, 2006 at The John Hancock Hotel & Conference Center, 40 Trinity Place, Boston, Massachusetts. The Notice of the Annual Meeting, Proxy Statement and form of proxy are enclosed with this letter.

Your vote at the Annual Meeting is important to Talbots and we ask you to vote your shares by following the voting instructions in the enclosed proxy.

We look forward to seeing you at the Annual Meeting.

Sincerely,

ARNOLD B. ZETCHER
Chairman, President and Chief
Executive Officer

THE TALBOTS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 25, 2006

To Talbots Shareholders:

The Annual Meeting of Shareholders of The Talbots, Inc. will be held at The John Hancock Hotel & Conference Center, 40 Trinity Place, Boston, Massachusetts, on Thursday, May 25, 2006, at 9:00 a.m., for the following purposes:

1.	To elect eight directors.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2006 fiscal year.

3.	To act upon such other business as may properly come before the Annual Meeting.

Shareholders of record at the close of business on April 6, 2006 are entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors,

RICHARD T. O’CONNELL, JR.
Secretary

April 24, 2006

YOUR VOTE IS IMPORTANT.  TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

THE TALBOTS, INC.
One Talbots Drive
Hingham, Massachusetts 02043
www.talbots.com

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 25, 2006

PROXY STATEMENT

This Proxy Statement is being furnished to the shareholders of The Talbots, Inc. (the “Company” or “Talbots”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on Thursday, May 25, 2006, at 9:00 a.m., at The John Hancock Hotel & Conference Center, 40 Trinity Place, Boston, Massachusetts and at any postponement or adjournment (the “Annual Meeting”). At the Annual Meeting, shareholders are being asked to vote on (1) the election of eight directors and (2) the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2006 fiscal year.

This Proxy Statement, Notice of Annual Meeting and proxy are first being mailed to shareholders on or about April 24, 2006.

GENERAL

The holders of shares of Common Stock of the Company of record at the close of business on April 6, 2006 are entitled to vote such shares at the Annual Meeting. On April 6, 2006, there were 53,829,156 shares of Common Stock outstanding.

The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Each shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock held as of the record date on each matter to be voted on at the Annual Meeting.

Abstentions and broker non-votes are included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists. Broker non-votes occur when a broker returns a proxy but does not have discretionary authority to vote on a particular proposal or voting instructions from the beneficial owner.

Under NYSE rules, certain proposals, such as the election of directors, are considered “routine” matters and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions. For “non-routine” proposals brokers may not vote on the proposals unless they have received voting instructions from the beneficial owner.

Shares of Common Stock represented by proxies received in time for the Annual Meeting will be voted as specified in the proxy. Unless contrary instructions are given, the proxy will be voted (i) for the election of the Board of Directors’ nominees for director and (ii) for the ratification of the appointment of the independent registered public accounting firm. With respect to any other matters properly submitted to shareholders at the Annual Meeting, proxies will be voted as recommended by the Board of Directors or, if no recommendation is given, in the discretion of the proxy holders.

If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the individuals named as proxies will have discretion to vote on those matters in their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the Annual Meeting is postponed or adjourned, your proxy will remain valid and may be voted at the postponed or adjourned meeting. You still will be able to revoke your proxy until it is voted. As of the date of this Proxy Statement, the Company is not aware of any matters that are to be presented at the Annual Meeting other than the election of directors and the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for fiscal 2006.

Shareholders may vote by using one of three alternative methods:

(1)	by completing and mailing the proxy card; or

(2)	via the Internet, by going to the website http://www.computershare.com/expressvote and following the instructions for Internet voting on the proxy card; or

(3)	over the telephone, by dialing 1-800-652-VOTE (8683) and following the instructions for telephone voting on the proxy card.

Shareholders may vote by completing and mailing the proxy card. A proxy may be revoked if, prior to the exercise of the proxy, the Secretary of the Company receives either a written revocation of that proxy or a new proxy bearing a later date. A proxy may also be revoked by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy.

If a person is a participant in the Company’s 401(k) savings plan and has Common Stock in a plan account, the proxy also serves as voting instructions for the plan trustee.

This proxy solicitation is being made by the Board of Directors of the Company and the expense of preparing, printing, and mailing this Proxy Statement and proxy is being paid by the Company. In addition to use of the mails, proxies may be solicited personally, by electronic mail, by facsimile, or by telephone by regular employees of the Company without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of Common Stock.

In some instances, we may deliver to multiple shareholders sharing a common address only one copy of this proxy statement and its attachments. If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement and its attachments to a shareholder sharing an address with another shareholder. To notify the Company, you may write, call, or e-mail Talbots Investor Relations Department, One Talbots Drive, Hingham, Massachusetts 02043, telephone 781-741-4500 or e-mail investor.relations@talbots.com. Shareholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above. You may also access a copy of Talbots annual report and proxy statement on the Investor Relations section of the Company’s website, www.talbots.com. The information contained on the website is not incorporated by reference in or otherwise considered to be part of this document.

A majority of the outstanding shares of the Company’s Common Stock is owned by AEON (U.S.A.), Inc., a Delaware corporation (“AEON USA”), which is a wholly owned subsidiary of AEON Co., Ltd., a Japanese retail conglomerate (“AEON”). AEON USA has advised the Company that it will vote its shares for the election of the nominees for director named in this Proxy Statement and for the ratification of the appointment of the independent registered public accounting firm.

ITEM 1. ELECTION OF DIRECTORS

General.  The Board of Directors proposes the election of eight nominees as directors of the Company. Directors will hold office until the next Annual Meeting or until their successors are chosen and qualified. The Company has inquired of each nominee and determined that each will serve if elected. In the event that any of the nominees should become unavailable for election, the persons named in the accompanying proxy intend to vote for such other person or persons, if any, as the Board of Directors may designate as a substitute nominee.

Directors are elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting. Abstentions and broker non-votes are not counted as votes cast in determining the plurality required to elect directors. The Board of Directors recommends that shareholders vote for such nominees for director.

Set forth below is a brief description of the background of each nominee for director. All nominees are current directors of the Company, except for Yoshihiro Sano, who is a new nominee for director. Not standing for re-election is Toshiji Tokiwa, who is retiring from the Talbots Board of Directors at this Annual Meeting. The Board of Directors wishes to express its deepest gratitude for the wisdom and significant contribution of Mr. Tokiwa during his Board tenure.

ARNOLD B. ZETCHER

Mr. Zetcher, 65, is Chairman of the Board, President and Chief Executive Officer of the Company. He joined the Company as President in 1987. He has been President, Chief Executive Officer and a Director of the Company since 1988 and assumed the additional position of Chairman of the Board in 2000. Mr. Zetcher was Chairman and Chief Executive Officer of John Breuner Company, a home furnishings division of BATUS, and prior to that, Chairman and Chief Executive Officer of Kohl’s Food Stores, another BATUS division. Mr. Zetcher also served as Chairman and Chief Executive Officer of Bonwit Teller in New York and served in various capacities during his 10 years with Federated Department Stores. Mr. Zetcher has also served as Chairman of the Board of the National Retail Federation and Chairman of its Executive Committee.

JOHN W. GLEESON

Mr. Gleeson, 59, has been a Director of the Company since April 2004. He has been Senior Vice President and Treasurer of Walgreen Co. since January 2004 and Treasurer since 2002. From 2000 to January 2004, Mr. Gleeson was Vice President, Corporate Strategy of Walgreen Co. He also served as the Divisional Vice President, Marketing Systems and Services of Walgreen Co. from 1992 to 2000. Mr. Gleeson first joined Walgreen Co. in 1962. Mr. Gleeson also serves as a Director of AMCORE Financial, Inc. Mr. Gleeson is Chairperson of the Audit Committee and a member of the Corporate Governance and Nominating Committee.

TSUTOMU KAJITA

Mr. Kajita, 52, was appointed as a Director of the Company in August 2005. He is General Manager, Mergers and Acquisitions, International Operations of AEON. Mr. Kajita served as Senior Advisor of Ripplewood Holdings, L.L.C. from 2003 to 2005, Executive Vice President and Treasurer of Diamond Generating Corporation, a subsidiary of Mitsubishi Corporation, from 2000 to 2002, and Assistant General Manager, Power and Traffic Project Development of Mitsubishi Corporation from 1993 to 1999. Mr. Kajita is a member of the Compensation Committee.

MOTOYA OKADA

Mr. Okada, 54, was elected a Director of the Company in 1993. Mr. Okada is President and a director of AEON. Mr. Okada was Senior Managing Director of AEON from 1995 to 1997. Mr. Okada also served as Managing

Director of AEON from 1992 to 1995 and as a Director of AEON from 1990 to 1992. Mr. Okada was President of Talbots Japan Co., Ltd., a subsidiary of AEON, from 1990 to 1997. Mr. Okada is a member of the Corporate Governance and Nominating Committee.

GARY M. PFEIFFER

Mr. Pfeiffer, 56, has been a Director of the Company since April 2004. He has been Senior Vice President and Chief Financial Officer of E. I. du Pont de Nemours and Company since 1997 and first joined E. I. du Pont de Nemours and Company in 1974. From January 2004 to April 2004, he served as Interim President and a Director of INVISTA, formerly DuPont Textiles & Interiors. He also serves as a Director of Quest Diagnostics, Inc. Mr. Pfeiffer is the Chairperson of the Compensation Committee and a member of the Audit Committee.

YOSHIHIRO SANO

Mr. Sano, 58, is President of Pacific Alliance Group, a firm specializing in cross border mergers and acquisitions, which he founded in 1988. Prior to founding Pacific Alliance Group, he was a Principal at the Western Regional Office of Ernst & Young LLP, where he was instrumental in forming its Japanese Business Group and advised clients in a wide range of transactions and strategic alliances.

SUSAN M. SWAIN

Ms. Swain, 51, was elected a Director of the Company in 2001. Since 1995, she has served as Executive Vice President and Co-Chief Operating Officer of C-SPAN, which she joined in 1982, and has held positions of increasing responsibility including Senior Vice President, Vice President of Corporate Communications, Producer and Associate Producer. Ms. Swain also serves as an officer of National Cable Satellite Corporation, and as a Director of the C-SPAN Education Foundation and the National Press Foundation. Ms. Swain is Chairperson of the Corporate Governance and Nominating Committee and a member of the Audit Committee and the Compensation Committee.

ISAO TSURUTA

Mr. Tsuruta, 56, was elected a Director of the Company in 1999. He is Executive Vice President and General Manager of AEON USA. Mr. Tsuruta was Senior Vice President of AEON USA from 1996 to 2000 and Vice President and Deputy General Manager of AEON USA from 1990 to 1996.

Director Compensation.  Each non-management director receives an annual retainer of $28,000 plus expenses. The chairperson of each Board committee receives an additional annual retainer of $5,000. On June 1 of each year, non-management directors also receive an award of 4,000 restricted stock units under the Directors Plan. Dividend equivalents are paid or credited on all restricted stock units. In addition, the Board has implemented mandatory share ownership guidelines, which require each non-management director to beneficially own a minimum of 5,000 shares of the Company’s Common Stock and/or restricted stock units (together these are referred to as “owned shares”) over a three year period. Until a director holds 5,000 owned shares, 2,000 restricted stock units are mandatorily deferred for the first two years and 1,000 restricted stock units in the third year until the director’s termination of service on the Company’s Board. Non-management directors may also voluntarily defer all or a portion of their restricted stock unit awards or retainers. Mr. Zetcher does not receive any separate compensation for his services as Chairman of the Board.

Corporate Governance

General.  Talbots is committed to establishing sound principles of corporate governance which promote honest, responsible, and ethical business practices. The Company’s corporate governance practices are regularly reviewed and evaluated by the Board of Directors and the Corporate Governance and Nominating Committee. This review includes comparing the Board’s current governance policies and practices with those suggested by authorities active in corporate governance as well as the practices of other public companies. Based upon this evaluation, the Board has adopted those policies and practices that it believes are the most appropriate corporate governance policies and practices for the Company.

Board and Committee Meetings.  In fiscal 2005, the Board held five meetings, the Audit Committee held eight meetings, the Compensation Committee held two meetings, and the Corporate Governance and Nominating Committee held four meetings. Each current director attended 100% of the meetings of the Board and of the Committees of which he or she was a member.

Board Independence and Composition.  The Board determines the independence of its members through a broad consideration of all relevant facts and circumstances, including an assessment of the materiality of any relationship of a director with the Company or with AEON or any of their respective affiliates, from both the director’s standpoint as well as that of persons or organizations with which the director may have an affiliation. In making its independence determinations, the Board considers and broadly assesses all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional, or other relationship or affiliation of such director with the Company.

The Board has reviewed all such relationships of each outside director. The Board complies with the categorical independence criteria established by the NYSE for determining director independence and with the independence standards of the SEC for determining the independence of all Audit Committee members, and has adopted each of these categorical criteria and standards as its own categorical standards for determining director independence.

Based on this review, the Board has affirmatively determined that John W. Gleeson, Gary M. Pfeiffer, and Susan M. Swain are all independent directors.

Controlled Company Exemption.  Talbots is a controlled company under Section 303A of the NYSE rules as a result of a majority of its outstanding shares of Common Stock being owned by AEON USA. As a controlled company Talbots is exempt from the requirements of Sections 303A.01 (board of directors required to be comprised of a majority of independent directors), 303A.04 (nominating/corporate governance committee required to be comprised entirely of independent directors) and 303A.05 (compensation committee required to be comprised entirely of independent directors) of the NYSE rules. Nevertheless the Talbots Board has voluntarily established:

•	a nominating and corporate governance committee comprised of all non-management directors, and a committee charter satisfying the applicable NYSE requirements; and

•	a compensation committee comprised of all non-management directors, and a committee charter satisfying the applicable NYSE requirements.

Executive Session of Non-Management Directors; Presiding Director.  The Board has established a policy requiring non-management directors to meet in executive session periodically during the course of each year and has established procedures for determining which non-management director will serve as the presiding director for these executive sessions. The presiding director is designated through an annual rotation among the independent directors commencing in order of seniority of tenure on the Board. The presiding director is responsible for coordinating the scheduling and agenda for executive sessions of the non-management directors and for all additional duties and responsibilities as the non-management directors as a group designate. In addition, it is expected that at least once a year the independent directors will meet in a separate executive session. Ms. Swain is the current presiding director.

Audit Committee.  Mr. Gleeson (Chairperson), Mr. Pfeiffer, and Ms. Swain are the current members of the Audit Committee. The Board has determined that each member of the Audit Committee is independent in accordance with the NYSE listing standards, the Company’s Corporate Governance Guidelines, and Section 10A-3 of the Securities Exchange Act. The Board has also determined that Mr. Pfeiffer qualifies as an “audit committee financial expert” in accordance with SEC rules.

The Audit Committee assists the Board in the oversight of the Company’s financial reporting practices, internal control over financial reporting, and the audit process and oversees the quality, integrity, and objectivity of the Company’s financial statements and the financial reporting by the Company.

Compensation Committee.  Mr. Pfeiffer (Chairperson), Mr. Kajita, and Ms. Swain are the current members of the Compensation Committee. The Compensation Committee is comprised entirely of non-management directors. Mr. Pfeiffer and Ms. Swain are each independent in accordance with the NYSE listing standards and the Company’s Corporate Governance Guidelines.

The principal responsibilities of the Compensation Committee are the determination of the compensation for the Chief Executive Officer and the other senior officers of the Company including salary, incentive based compensation and plan compensation, determination of awards under and administration of the Company’s equity plans, and ongoing review, in conjunction with the Board of Directors, of the compensation practices and arrangements of the Company with the goal of encouraging superior Company performance.

Corporate Governance and Nominating Committee.  Ms. Swain (Chairperson), Mr. Gleeson, and Mr. Okada are the current members of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is comprised entirely of non-management directors. Ms. Swain and Mr. Gleeson are each independent in accordance with the NYSE listing standards and the Company’s Corporate Governance Guidelines.

The principal responsibilities of the Corporate Governance and Nominating Committee are to regularly assess and provide recommendations to the Board concerning corporate governance policies and practices, to assess and make recommendations to the Board concerning the operation and performance of the various committees of the Board, and to identify, screen, and make recommendations to the Board concerning potential director candidates.

In identifying potential directors, the Committee seeks input from Board members and other sources in order that a variety of viewpoints are considered and acceptable candidates are identified. The Committee may also engage an independent search firm. The Committee determines which candidates are to be recommended to the Board for approval.

Talbots directors play a critical role in guiding the Company’s long-term business strategy and in overseeing the management of the Company. Board candidates are considered based on various criteria which may change over time and as the composition of the Board changes. At a minimum, the Committee considers:

•	the appropriate mix of educational and professional background and business experience to make a significant contribution to the overall composition of the Board;

•	global business and social perspective;

•	if applicable, whether the candidate would be considered an audit committee financial expert or independent under SEC and NYSE rules and any additional independence standards of the Company;

•	demonstrated character and reputation consistent with the image and reputation of Talbots;

•	willingness to apply sound and independent business judgment;

•	ability to work productively with the other members of the Board; and

•	availability for the substantial duties and responsibilities of a Talbots director.

The Committee also considers such other factors as may be appropriate including the current composition of the Board and evaluations of prospective candidates.

Mr. Kajita was appointed as a director by the Board in August 2005 and is standing for election by shareholders for the first time at this Annual Meeting. He was recommended to the Board by the Corporate Governance and Nominating Committee. Mr. Kajita was identified to the Corporate Governance and Nominating Committee by AEON, and recommended by the Chairman, President and Chief Executive Officer. Mr. Sano is a new nominee for director at this Annual Meeting. He was recommended to the Board by the Corporate Governance and Nominating Committee, and was identified to that Committee by AEON.

Shareholders wishing to submit a director candidate for consideration by the Committee should submit the recommendation to The Talbots, Inc. Corporate Governance and Nominating Committee, c/o Corporate Secretary/Legal Department, One Talbots Drive, Hingham, Massachusetts 02043, in writing, not less than 120 days nor more than 150 days prior to the annual meeting date (determined based on the same date as the previous year’s annual meeting). The request is to be accompanied by the same information concerning the director candidate and the recommending shareholder as described in Section 1.11 of the bylaws for shareholder nominations for director. The Committee may request additional background or other information.

Since going public in 1993 individual directors associated with AEON USA, the majority shareholder, have held at least four positions on Talbots Board. It is the policy of the Corporate Governance and Nominating Committee that all directors satisfy the above criteria for director.

Committee Charters.  The Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee each operate pursuant to a written charter adopted by the Board. Each Committee reviews its charter at least annually. Each charter is available at the Investor Relations section of the Company’s website located at www.talbots.com and is available in print to any shareholder who requests it. Information contained on the website is not incorporated by reference or otherwise considered part of this document.

Corporate Governance Guidelines.  Talbots is committed to high standards of corporate governance and ethical behavior. On the recommendation of the Corporate Governance and Nominating Committee, the Board adopted Talbots Corporate Governance Guidelines to assist the Board in providing experience, strategic guidance, and oversight to the Company and its shareholders.

The Corporate Governance Guidelines establish corporate governance policies and principles with respect to the role of the Board, meetings of the Board, Board composition and selection, director responsibilities, term limits, agenda for Board meetings, executive sessions, director orientation and continuing education, related party transactions review, legal compliance policies, strategic planning, types and composition of Board committees, Board and committee authority to engage independent advisors, director access to management, director compensation, management evaluation, management succession planning, and Board and committee evaluations. The Guidelines are available at the Investor Relations section of the Company’s website located at www.talbots.com and are also available in print to any shareholder who requests them.

Code of Business Conduct and Ethics.  The Company has adopted a Code of Business Conduct and Ethics which applies to the Company’s chief executive officer, principal financial officer and principal accounting officer as well as all other Company officers, directors, and associates. The Code addresses conflicts of interest, use of Company assets, fair dealing and competition, accurate record keeping, financial disclosure, and compliance with applicable laws, rules and regulations. The Code is available at the Investor Relations section of the Company’s website located at www.talbots.com. The Code is also available in print to any shareholder who requests it.

The Company will disclose at such website location any substantive amendments to the Code as well as any waivers from provisions of the Code made with respect to the chief executive officer, principal financial officer, principal accounting officer, any other executive officer or any director.

Shareholder Communications Process; Director Attendance Policy.  Talbots Board of Directors maintains a process for shareholders or other interested parties to communicate with the Board of Directors or with the presiding director of the Board of Directors or with the non-management directors as a group. Shareholders wishing to communicate with the Board of Directors or with the presiding director or with the non-management directors should send any communication to The Talbots, Inc. Board of Directors, c/o Corporate Secretary/Legal Department, One Talbots Drive, Hingham, Massachusetts 02043. Any such communication should state the number of shares owned by the shareholder or, if the person submitting the communication is not a shareholder and is submitting the communication as an interested party, the nature of the person’s interest in the Company.

The Corporate Secretary will forward such communication to the Board of Directors or to the presiding director or to the non-management directors, unless the communication is a personal or similar grievance, a shareholder proposal or related communication, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the Board of Directors or the non-management directors, in which case the Corporate Secretary has the authority to discard the communication. All such communications will be kept confidential to the extent possible. The Corporate Secretary will maintain a log and copies of all communications with the Board of Directors or the presiding director or with the non-management directors, for their inspection and review, and will periodically review the log and all such communications with the presiding director or the Board of Directors or the non-management directors.

It is the Company’s policy that directors should endeavor to attend all annual meetings. All of the incumbent directors attended the 2005 Annual Meeting of Shareholders.

Report of the Audit Committee*

General Responsibilities.  The Audit Committee assists the Board in fulfilling its oversight of:

•	the Company’s financial reporting process and the integrity of the Company’s financial statements and financial reporting;

•	the Company’s internal control environment, systems, and performance;

•	the qualifications, independence, and performance of the Company’s independent registered public accounting firm; and

•	the performance of the Company’s internal audit staff.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm performs an annual independent audit of the financial statements.

The Audit Committee reviews with the Company’s independent registered public accounting firm the results of its audit and of its interim quarterly reviews and the overall quality of the Company’s accounting policies. The Company’s independent registered public accounting firm assists management, as necessary, in updating the Audit Committee concerning new accounting developments and their potential impact on the Company’s financial reporting. The Audit Committee also meets regularly with the Company’s independent registered public accounting firm without management present. The Audit Committee reviews and discusses with management the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations. The Audit Committee also meets with Company management, without the Company’s independent registered public accounting firm present, to discuss management’s evaluation of the performance of the independent registered public accounting firm.

The Audit Committee also meets regularly with the Company’s internal audit staff to discuss the Company’s internal audit process and the results of ongoing or recently completed internal audits.

With respect to fiscal 2005, the Audit Committee:

•	reviewed and discussed the Company’s audited financial statements with Deloitte & Touche LLP and with management;

•	discussed with Deloitte & Touche LLP the scope of its services, including its audit plan;

•	reviewed the Company’s internal control processes and procedures;

•	discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended;

•	reviewed the written disclosures and confirmation from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Deloitte & Touche LLP their independence from management and the Company; and

•	approved the audit and non-audit services provided by Deloitte & Touche LLP during fiscal 2005.

* This Report of the Audit Committee is not deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Securities Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either of such Acts.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2005. The Audit Committee also evaluated and reappointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2006.

Pursuant to Section 404 of the Sarbanes-Oxley Act, management is required to prepare as part of the Company’s 2005 Annual Report on Form 10-K a report by management on its assessment of the Company’s internal control over financial reporting, including management’s assessment of the effectiveness of such internal control. Deloitte & Touche LLP has issued an audit report relative to internal control over financial reporting. During the course of fiscal 2005, management regularly discussed the internal control review and assessment process with the Audit Committee, including the framework used to evaluate the effectiveness of such internal controls, and at regular intervals updated the Audit Committee on the status of this process and actions taken by management to respond to issues identified during this process. The Audit Committee also discussed this process with Deloitte & Touche LLP. Management’s assessment report and the auditors’ audit report are included as part of the 2005 Annual Report on Form 10-K.

Audit Committee
of the Board of Directors

John W. Gleeson (Chairperson)
Gary M. Pfeiffer
Susan M. Swain

EXECUTIVE COMPENSATION

Summary Compensation Table.  The following table sets forth compensation information for the Company’s Chief Executive Officer and the other four most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation
						Restricted	Number of
				Other Annual		Stock	Securities	All Other
	Fiscal			Compensation		Award(s)	Underlying	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)		($)(4)	Options (#)	($)(5)

Arnold B. Zetcher	2005	1,174,306	797,300	428,108	(2)	1,581,000	150,000	54,192
Chairman, President and	2004	1,151,280	601,000	340,304	(2)	1,696,000	150,000	61,024
Chief Executive Officer	2003	1,107,028	809,000	168,841	(2)	1,250,000	150,000	53,018

Harold B. Bosworth, Jr.	2005	508,820	239,900	—		790,500	75,000	11,180
Executive Vice President,	2004	494,000	171,900	—		848,000	75,000	11,332
Chief Merchandising Officer	2003	475,000	256,900	—		625,000	75,000	3,641

Philip H. Kowalczyk(1)	2005	494,000	251,600	226,342	(3)	790,500	75,000	2,280
Executive Vice President,	2004	100,700	350,000	79,377	(3)	—	60,000	—
Chief Administrative Officer

Michele M. Mandell	2005	397,800	195,100	—		632,400	60,000	12,170
Executive Vice President,	2004	390,000	101,800	—		678,400	60,000	12,108
Stores	2003	375,000	202,800	—		500,000	60,000	11,066

Stuart M. Stolper	2005	420,475	170,100	—		395,250	35,000	16,003
Senior Vice President,	2004	404,303	125,700	—		424,000	35,000	21,202
Human Resources	2003	388,753	173,400	—		312,500	35,000	18,704

(1)	Mr. Kowalczyk joined the Company as Executive Vice President, Chief Administrative Officer in October 2004.

(2)	The Audit Committee has approved a policy for use of the Company’s fractionally-owned aircraft under which, for security, personal safety, and business efficiency reasons, the Chief Executive Officer is authorized to use such fractionally-owned aircraft for personal travel as well as business travel. Other Annual Compensation includes the incremental cost for such personal travel on the corporate aircraft. Incremental cost is calculated based on direct variable operating costs of such personal use and does not include either fixed costs which do not change based on usage or amounts related to tax deduction loss under new tax rules. Mr. Zetcher does not receive tax reimbursement from the Company with respect to income imputed to him for such use. For fiscal 2005, 2004 and 2003 such incremental cost was $379,511, $291,065 and $136,921, respectively. For fiscal 2003 Mr. Zetcher reimbursed the Company at first class airfare rates for all personal travel. For fiscal 2004 and 2005, due to FAA restrictions on reimbursement, Mr. Zetcher made a voluntary contribution to the Talbots Charitable Foundation in an amount approximating first class airfare for all personal travel, less income taxes payable on the imputed income. Other Annual Compensation also includes items such as a company paid auto and the imputed value of company paid medical and dental insurance.

(3)	Represents relocation costs including selling and moving costs, temporary housing and purchase-related costs for fiscal 2005 and 2004 of $182,723 and $51,755, respectively, and tax reimbursements of $43,619 and $27,622, respectively, related to such costs.

(4)	Represents grants of performance accelerated restricted stock (PARS) in each year. PARS held at January 28, 2006 were: Mr. Zetcher, 150,000 shares, $4,260,000; Mr. Bosworth, 75,000 shares, $2,130,000; Mr. Kowalczyk,

25,000 shares, $710,000; Ms. Mandell, 60,000 shares, $1,704,000; and Mr. Stolper, 37,500 shares, $1,065,000. The PARS are first eligible for vesting at the end of three years from grant date subject to achieving certain targeted returns on net assets over that three year period measured against a peer group of companies, with full vesting at the end of five years from grant date, subject to continued employment. Holders of the PARS are entitled to receive all declared dividends.

(5)	The amounts shown for each executive for fiscal 2005 represent Company contributions to the Company’s Retirement Savings Voluntary Plan and Supplemental Savings Plan.

Option Grants in Last Fiscal Year.  The table below shows information on stock option grants made to the following individuals during fiscal 2005.

The potential realizable values shown in the following table are required by the SEC and are based on arbitrarily assumed annualized rates of stock price appreciation of five percent (5%) and ten percent (10%) over the full ten-year term of the options. These stated potential realizable values are not intended to forecast possible future appreciation. Actual historical values may differ significantly. No benefit from the grant of stock options can be realized by optionees unless there is an appreciation in stock price, which will benefit all shareholders commensurately.

OPTION GRANTS IN LAST FISCAL YEAR

	Number of	% of Total
	Securities	Options			Potential Realizable Value at
	Underlying	Granted to			Assumed Annual Rates of
	Options	Employees	Exercise or		Stock Price Appreciation For
	Granted	in Fiscal	Base Price	Expiration	Option Term ($)
Name	(#)(1)	Year	($/Sh)	Date	5%	10%

Arnold B. Zetcher	150,000	15.3	$31.62	3/11/2015	2,982,847	7,559,120
Harold B. Bosworth, Jr.	75,000	7.6	$31.62	3/11/2015	1,491,424	3,779,560
Philip H. Kowalczyk	75,000	7.6	$31.62	3/11/2015	1,491,424	3,779,560
Michele M. Mandell	60,000	6.1	$31.62	3/11/2015	1,193,139	3,023,648
Stuart M. Stolper	35,000	3.6	$31.62	3/11/2015	695,998	1,763,795

(1)	Options become exercisable in one-third annual increments beginning one year from grant date.

Option Exercises and Year-End Option Holdings.  The following table shows information on option exercises during fiscal 2005 as well as fiscal 2005 year-end option holdings for the following individuals.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

	Shares		Number of Securities	Value of Unexercised
	Acquired on		Underlying Unexercised	In-the-Money
	Exercise	Value	Options at FY-End (#)	Options at FY-End ($)
Name	(#)	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Arnold B. Zetcher	250,000	5,042,689	2,230,000/300,000	16,791,375/170,000
Harold B. Bosworth, Jr.	—	—	210,334/170,000	365,940/125,000
Philip H. Kowalczyk	—	—	20,000/115,000	43,000/86,000
Michele M. Mandell	34,500	635,565	290,000/120,000	2,269,825/68,000
Stuart M. Stolper	—	—	229,733/70,001	1,949,847/39,668

Retirement Benefits.  The Company has a tax-qualified defined benefit plan for salaried employees (the “defined benefit plan”) that provides pensions payable at retirement to each eligible employee. The Company also has a supplemental retirement plan (the “supplemental retirement plan”) for certain of its salaried employees that provides generally for the payment of supplemental benefits equal to that portion of pension benefits earned under the terms of the pension plan for salaried employees in excess of certain statutory limits. The amount of an employee’s benefits depends on factors including final average compensation and years of credited service up to thirty years. Benefits vest after five years of service. The following table sets forth the aggregate estimated annual retirement benefits, which would have been payable as of January 28, 2006, under the defined benefit plan and the supplemental retirement plan.

PENSION PLAN TABLE ($)

	Years of Credited Service
Remuneration	5	10	15	20	25	30

500,000	38,904	77,809	116,713	155,617	194,522	233,426
750,000	58,904	117,809	176,713	235,617	294,522	353,426
1,000,000	78,904	157,809	236,713	315,617	394,522	473,426
1,250,000	98,904	197,809	296,713	395,617	494,522	593,426
1,500,000	118,904	237,809	356,713	475,617	594,522	713,426
1,750,000	138,904	277,809	416,713	555,617	694,522	833,426
2,000,000	158,904	317,809	476,713	635,617	794,522	953,426
2,250,000	178,904	357,809	536,713	715,617	894,522	1,073,426
2,500,000	198,904	397,809	596,713	795,617	994,522	1,193,426

The years of credited service under the defined benefit plan and the supplemental retirement plan, at January 28, 2006, for Mr. Bosworth, Mr. Kowalczyk, Ms. Mandell, and Mr. Stolper were 9, 1, 22, and 28, respectively. Covered compensation under the pension plan and the supplemental retirement plan at January 28, 2006 for Mr. Bosworth, Mr. Kowalczyk, Ms. Mandell, and Mr. Stolper was $597,044, $745,600, $504,310, and $541,213, respectively. Covered compensation under the two plans includes salary and bonus and any amounts deferred under any deferred compensation plan of the Company. Benefits set forth above are computed on the basis of a straight life annuity, payable at age 65, and are subject to deduction for any benefits paid or payable from a predecessor pension plan but are not subject to deduction for social security.

In May 2005 the Compensation Committee of the Board of Directors approved a modification to the supplemental executive retirement program for Mr. Zetcher to increase his entitlement to retirement benefits under the Company’s defined benefit plan and supplemental retirement plan to a level equal to 50% of his final average compensation upon retirement. The phase-in to 50% of final average compensation occurs in quarterly increments over a two-year period through the first quarter of fiscal 2007. In the event that during the two-year phase-in period Mr. Zetcher were to resign or otherwise voluntarily terminate his employment or be terminated for cause, no additional phase-in would occur at or following termination; otherwise the entitlement to 50% of final average compensation at retirement would vest upon termination. Prior to such modification, Mr. Zetcher would have been entitled to approximately 30% of final average compensation. Under the Company’s defined benefit retirement program, the annual retirement benefit (assuming a straight life annuity payable at or after age 65) is determined under the following formula: final average compensation times years of credited service times 1.6%. Final average compensation is the average of the five highest years (which need not be consecutive) of cash compensation within the last ten years of service. Mr. Zetcher currently has 18 years of credited service under the defined benefit plan and supplemental retirement plan. Final average compensation for Mr. Zetcher at January 28, 2006 would have been $1,888,287 (and 50% of final average compensation would be $944,144). Benefits are subject to deductions for any benefits paid or payable pursuant to any predecessor plan but are not subject to deductions for social security.

Employment Agreements and Change in Control Agreements

Employment Agreement with Mr. Zetcher.  The Company has an employment agreement with Mr. Zetcher which continues until the end of fiscal 2008 and is renewable for three year terms thereafter, unless at least six months prior notice of non-renewal is given. Mr. Zetcher may not directly or indirectly engage in or carry on any business in competition with the principal business of the Company for a period of two years after the termination of employment with the Company if such termination was made by Mr. Zetcher without good reason or by the Company for cause.

Mr. Zetcher’s agreement provides for his employment as President and Chief Executive Officer of the Company at a base salary to be reviewed annually. Mr. Zetcher is also eligible to participate in the Company’s annual cash incentive award program under the Management Incentive Plan (“MIP”). Mr. Zetcher is also entitled to insurance, retirement, and other benefits. Under his employment agreement, he is also entitled to have his spouse accompany him on all business travel at Company expense.

Mr. Zetcher’s employment agreement also provides that if his employment is terminated by the Company without cause or by Mr. Zetcher for good reason, Mr. Zetcher will be entitled to a separation allowance in a single lump sum equal to twice the sum of (i) his annual base salary at the rate in effect at the time his employment was terminated and (ii) the annual bonus paid or payable to him for the last full fiscal year immediately prior to the date on which his employment was terminated. In addition, Mr. Zetcher would be entitled to benefits under the executive medical, dental, disability, and life insurance plans of the Company for up to two years subsequent to termination. Mr. Zetcher would also have the right to exercise his vested stock options for a period of not less than three years from termination.

In the event there is a change in control of the Company and within 24 months thereafter, Mr. Zetcher’s employment is terminated either by the Company without cause or by Mr. Zetcher for good reason, Mr. Zetcher would be entitled to an amount equal to (i) two times his annual base salary and the maximum bonus payable to him under the MIP in effect for the last full fiscal year prior to his termination date, (ii) the maximum bonus payable to him under the MIP for the year in which his employment was terminated, pro-rated for the portion of the year in which he was employed, and (iii) three times the present value of his accrued benefits under the Company’s supplemental retirement plan as of the date of termination. Any grant of restricted stock made to Mr. Zetcher will also provide for acceleration of vesting upon his termination of employment within 24 months after a change in control. Mr. Zetcher would also be entitled to insurance and other benefits for up to two years after termination.

A change in control is defined generally to include significant changes in the stock ownership of the Company and certain changes in the Company’s Board of Directors. Good reason is defined generally to include reductions in duties or reporting responsibilities, unapproved relocations, reductions in base salary or other compensation or benefits, and material breaches of the agreement by the Company. Cause is generally defined to include failures to perform, felony conviction, certain conflicts of interest, repeated acts of material misconduct, and material breaches of the agreement by the executive.

Other Employment Agreements and Change in Control Agreements.

The Company has an employment agreement with Mr. Bosworth which continues until the end of fiscal 2008 and is automatically renewable for three year terms thereafter unless at least six months prior notice of non-renewal is given. Mr. Bosworth’s agreement provides for his employment as Executive Vice President and Chief Merchandising Officer at a base salary to be reviewed annually but not below a base salary of $475,000 which was set at the beginning of the employment term. Mr. Bosworth is eligible to participate in the MIP. He is also eligible to receive equity incentive compensation under the Company’s 2003 Executive Stock Based Incentive Plan (“ESBIP”).

The Company has an employment agreement with Mr. Kowalczyk, who was appointed to the position of Executive Vice President and Chief Administrative Officer effective October 2004. Mr. Kowalczyk’s agreement continues until the end of fiscal 2007 and is automatically renewable for three year terms thereafter unless at least six months prior notice of non-renewal is given. Mr. Kowalczyk’s agreement provides for his employment at a base salary to be reviewed annually but not below a base salary of $494,000. Mr. Kowalczyk is eligible to participate in the MIP. He is also eligible to receive equity incentive compensation under the Company’s ESBIP.

Each executive is entitled to insurance, retirement, and other benefits. Mr. Kowalczyk is also entitled to reimbursement for reasonable expenses relating to his relocation including temporary living expenses, closing costs, and legal fees associated with the purchase of a new principal residence, and reimbursement of broker’s fees paid on the sale of his prior residence.

The agreements with Mr. Bosworth and Mr. Kowalczyk also provide that if the executive’s employment is terminated by the Company without cause or by the executive for good reason, he will be entitled to a separation allowance in a single lump sum equal to one and one-half times the sum of (i) his annual base salary at the rate in effect on the date of termination and (ii) the annual bonus paid or payable to him for the immediately preceding fiscal year. In addition, Messrs. Bosworth and Kowalczyk would continue to be entitled to benefits under the Company’s medical and dental programs, as well as long-term disability and life insurance benefits, for up to 18 months following termination.

Mr. Bosworth and Mr. Kowalczyk have each agreed not to directly or indirectly engage in or carry on any business in competition with the principal businesses of the Company for a period of 18 months after the termination of employment with the Company if such termination is made by the executive without good reason or by the Company for cause or on or after his normal retirement date.

In the event there is a change in control of the Company and within 12 months thereafter Mr. Bosworth’s employment is terminated by the Company without cause or by Mr. Bosworth for good reason, Mr. Bosworth would be entitled to an amount equal to one and one-half times the sum of his annual base salary and the greater of an amount calculated under the MIP or his annual bonus for the immediately preceding year. Similarly, Mr. Kowalczyk would be entitled to a lump sum amount equal to one and one-half times the sum of his annual base salary and the target annual bonus under the MIP. Both executives would also be entitled to continue to participate in certain Company benefit programs including any disability insurance program, medical insurance program, dental insurance program, and any life insurance program, for up to 18 months after termination.

The Company also has a change in control agreement with each of the other named executive officers as well as with certain other officers. Under each agreement, if the Company terminates such officer’s employment without cause within 12 months following a change in control, the Company would pay to such officer an amount equal to the sum of such officer’s annual base salary at the rate in effect on the date of termination and an amount calculated in accordance with the MIP. In addition, each officer would be entitled to certain insurance and other benefits for up to one year after termination.

Report on Compensation of Executive Officers*

Committee Responsibilities

The Compensation Committee is responsible for establishing the compensation of the Chief Executive Officer and other executive officers of the Company and for establishing and administering the policies that govern the compensation to be paid to the Company’s executive officers and other senior management.

With respect to fiscal 2005 the Compensation Committee:

•	reviewed the Company’s general compensation program, including incentive compensation plan and equity-based plans for senior management;

•	oversaw the administration and competitiveness of such policies, plans and programs;

•	evaluated the performance of the CEO against Company performance for the completed fiscal year as well as the CEO’s individual performance in leading the Company, and established the CEO’s annual salary, annual performance criteria and targets, and equity awards;

•	evaluated the performance of the other executive officers of the Company against Company performance as well as individual achievement, including the CEO’s recommendations for fiscal 2005 compensation for these executive officers;

•	established the specific financial performance goals for the CEO and each of the other executive officers under the Management Incentive Plan (“MIP”), which is the Company’s annual incentive program;

•	following the close of fiscal 2005, certified the level of achievement of the financial performance goals for fiscal 2005 and determined the fiscal 2005 annual incentive compensation award under the MIP for the CEO and each of the other executive officers; and

•	reviewed and approved fiscal 2005 equity awards for each executive officer and senior management.

The Company’s Compensation Philosophy and Policy

The overall objective of the Company’s executive compensation program is to attract, motivate and retain the highest quality executives to manage and lead the Company and to provide annual and long term incentives to management based on both Company performance and individual performance, in order to build and sustain value for shareholders. The creation of shareholder value is among the Company’s primary financial objectives.

Compensation Comparisons and Targets

In order to assess the general competitiveness of its compensation structure for senior management, at regular intervals the Company obtains published data of compensation practices at other companies from independent compensation experts and trade group publications. From this published data the Company has historically compared positions of similar size, scope and complexity. The companies included in these published surveys have included both apparel and non-apparel companies (the “survey group”). This survey group of companies has historically represented a broader range and is not necessarily the same group of companies as included in the Dow Jones U.S. Retailers Index set forth in the Performance Graph below.

* This Report of the Compensation Committee is not deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Securities Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either of such Acts.

The Company’s compensation program for its executive officers consists of four basic components: base salary, annual incentive compensation under the MIP, equity-based compensation, and benefits. A significant portion of an executive’s total compensation is tied to both annual and long-term financial performance of the Company and shareholder return.

In 2005 the Compensation Committee retained an independent compensation consulting firm to assist it in evaluating and establishing the compensation of the Company’s CEO and the other executive officers and senior management. Based on the results of the survey group of companies presented to the Compensation Committee in early fiscal 2005, base annual salaries for the named executive officers have generally been positioned approximately 10% to 15% above the median, reflecting sustained performance over long periods of service to the Company. Total cash compensation (base salary and annual cash incentive compensation under the MIP) has been targeted at 10% to 15% above the median of the survey group, assuming achievement of target performance. Total compensation (annual base salary, annual cash incentive compensation and equity awards) is generally positioned at approximately the 75th percentile of the survey group, assuming achievement of target performance.

Fiscal 2005 Compensation

Base Salary.  Base salary increases for fiscal 2005 for the Company’s executive officers other than Mr. Zetcher were initially recommended by Mr. Zetcher to the Compensation Committee based on his evaluation and assessment of each individual’s level of responsibility and performance over the previous year. Mr. Zetcher’s base salary increase for fiscal 2005 was established by the Compensation Committee by equal reference to Company financial performance and his individual performance. Base salary increases also represented the Compensation Committee’s target objectives against the competitive survey group. For fiscal 2005, base salary increases were approximately 3% for the executive officer group including the CEO.

Management Incentive Plan.  The Company believes that a substantial percentage of each executive officer’s compensation should be tied directly to the financial performance of the Company as well as to the executive’s individual performance. Annual incentive compensation for fiscal 2005 for executive officers including Mr. Zetcher was determined pursuant to the MIP. All executive officers of the Company and certain other members of management are eligible to earn cash incentive awards annually under the MIP if performance objectives are achieved.

Awards granted to executive officers pursuant to the MIP are based on a Company financial performance rating. For fiscal 2005 the financial performance goals were based on the Company’s net income. The Compensation Committee retains the discretion to reduce a computed award, but not to increase any award.

Company target performance ratings for fiscal 2005 against the net income goals ranged from zero to a maximum achievement rating of 1.8. These ratings are then combined with the participant’s target incentive participation rate which is a percentage of base salary based on position level and for fiscal 2005 ranged from 33% of base salary for certain executive officers to 60% of base salary for the CEO. The MIP awards for fiscal 2005 for the CEO and all other executive officers were lower than maximum potential awards based on net income performance and individual performance. For fiscal 2005, annual incentive compensation based on the Company’s performance was below the target objective. The fiscal 2005 MIP awards are set forth for the CEO and other named executive officers in the Bonus column of the Summary Compensation Table above.

Equity Based Compensation.  The Board of Directors and the Compensation Committee believe that stock ownership or its equivalent by management serves to align the interests of management with the interests of the Company’s shareholders. In 2003 the Compensation Committee established a new long-term equity incentive program. The program consists of performance accelerated restricted stock combined with non-qualified stock options. The performance accelerated restricted stock is eligible for vesting at the end of three years based on the Company’s positioning within a group of comparative apparel companies in terms of return on net assets, with full vesting at the end of five years subject to continued employment. The non-qualified stock options under the program are granted at fair market value at the time of grant and vest in one-third annual increments. The fiscal 2005 equity awards set forth in the Summary Compensation Table and the Option Grant table reflect this program and the Compensation Committee’s target of long-term compensation and total remuneration against the competitive survey group described above.

Modification of CEO Retirement Program

In May 2005 the Compensation Committee approved a modification to the supplemental executive retirement program for Mr. Zetcher to increase his entitlement to retirement benefits under the Company’s defined benefit plan and supplemental retirement plan to a level equal to 50% of final average compensation upon retirement. See “Retirement Benefits” above.

In approving this modification, the Compensation Committee, with the assistance of its outside compensation consultant, considered the expected retirement benefits for Mr. Zetcher in relation to defined benefit retirement amounts for chief executive officers of a survey group of twenty-two other retail companies. This included consideration of expected defined benefit retirement benefits in absolute dollars for CEOs in the survey group of retail companies and also the expected defined retirement benefits for the CEOs in the survey group as a percentage of their total annual cash compensation, as assessed by the outside compensation consultant. Based on this review, the outside compensation consultant determined that the increase in retirement benefits to 50% of final average compensation would place Mr. Zetcher in approximately the 75th percentile of the survey group.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a deduction to publicly traded companies to the extent of excess compensation over $1 million paid to the chief executive officer or to any of the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company does not believe that Section 162(m) deduction limits will apply in any material amount for fiscal 2006 and therefore the Company does not intend to change any compensation arrangements as a result of Section 162(m). The Company and the Compensation Committee will continue to review Section 162(m) matters.

Conclusion

The Compensation Committee believes that the compensation provided to the Company’s executive officers is reasonable and appropriate. The Compensation Committee also believes that such compensation is structured to promote high levels of individual and Company performance and to create the appropriate alignment among individual achievement, Company financial performance and the interests of the Company’s shareholders.

Compensation Committee
of the Board of Directors

Gary M. Pfeiffer (Chairperson)
Tsutomu Kajita
Susan M. Swain

Performance Graph

The following graph compares the percentage change in the cumulative total shareholders’ return on the Company’s Common Stock on a year-end basis, using the last day of trading prior to the Company’s fiscal year-end, from February  2, 2001 through January 28, 2006, with the cumulative total return on the Standard & Poor’s 500 Stock Index and the Dow Jones U.S. General Retailers Index for the same period. Returns are indexed to a value of $100 and assume that all dividends were reinvested.

Comparison of Year-End Cumulative Total Return of Talbots,
S&P 500 Stock Index, and Dow Jones U.S. General Retailers Index

	Base	Indexed Returns
	Period	Years Ending
Company/Index	2/2/01	2/1/02	1/31/03	1/30/04	1/28/05	1/27/06
The Talbots, Inc.	100	69.49	50.44	63.92	51.55	57.49
S&P 500 Index	100	84.29	65.36	87.95	92.65	103.42
Dow Jones U.S. General Retailers Index	100	105.32	76.49	104.06	110.81	117.38

Compensation Committee Interlocks and Insider Participation.  The Compensation Committee of the Board of Directors is comprised of Mr. Pfeiffer (Chairperson), Mr. Kajita, and Ms. Swain. Mr. Kajita is an officer of AEON. Set forth below is a description of certain transactions between Talbots and certain AEON entities during fiscal 2005.

Certain Transactions with Related Parties.  Beginning in 1995, the Company established a stock repurchase program under which the Company repurchases shares of its Common Stock from the open market from time to time. Concurrently with such open market purchases, AEON USA has typically committed to participate in the Company’s stock repurchase program on a pro rata basis so as to maintain substantially the same percentage stock ownership of the Company between AEON USA and the public shareholders. During fiscal 2005, a total of

937,030 shares were repurchased from AEON USA. The price of the shares purchased from AEON USA was equal to the weighted average price of the shares paid to the public shareholders and for fiscal 2005 ranged from $25.78 to $32.92.

Talbots has an advisory services agreement with AEON USA under which AEON USA provides advice and services to Talbots with respect to strategic planning and other related issues concerning the Company and maintains a working relationship on behalf of the Company with Japanese banks and other financial institutions for which AEON USA receives an annual fee of $250,000 plus expenses.

The Company has a services agreement with Talbots Japan Co., Ltd. (“Talbots Japan”), a subsidiary of AEON, under which the Company renders services, primarily in the merchandising and import operations areas as requested by Talbots Japan on a cost reimbursement basis. The Company also has made its merchandising and store management information systems available to Talbots Japan, for which the Company charges back to Talbots Japan all one-time and ongoing costs related to this arrangement. The amount billed by the Company to Talbots Japan in fiscal 2005 for such services and information systems was $877,800. Also in fiscal 2005, Talbots Japan purchased from the Company $17,797,141 of Talbots merchandise for sale in the Talbots Japan stores. Payment terms to Talbots Japan were net-120 days in fiscal 2005 and were reduced to net-90 days for fiscal 2006. However, interest at a rate equal to the Internal Revenue Service monthly short-term applicable federal rate (4.29% at January 28, 2006) accrues on amounts outstanding more than 30 days after the original invoice date. At January 28, 2006, $7,875,855 was due from Talbots Japan.

In connection with the Company’s 1993 initial public offering, the Company, through its wholly owned subsidiary, The Classics Chicago, Inc. (“Classics Chicago”), purchased the Talbots trade name and certain other trademarks (the “Trademarks”) in all countries of the world (the “Territory”) excluding Australia, New Zealand, Japan, China and certain other Asian countries (the “Excluded Countries”) from Jusco (Europe) B.V. (“Jusco (Europe)”), which had been a subsidiary of AEON, pursuant to a trademark purchase and license agreement. All rights of Jusco (Europe) have subsequently been transferred to AEON. Under the trademark purchase and license agreement with Classics Chicago, Talbots also obtained the non-exclusive right, for a royalty equal to 1% of net catalog sales outside the Territory, to distribute catalogs bearing the Trademarks and to make catalog sales in the Excluded Countries. This catalog license may be terminated by AEON at any time with four months prior written notice. Talbots Japan is the non-exclusive licensee of the Trademarks in Japan and the other Excluded Countries. Under the trademark purchase and license agreement, AEON retains the right in its discretion to disapprove the assignment by Classics Chicago of rights in the Trademarks in the Territory to any party. This retained right may be purchased by Classics Chicago at its option should AEON attempt to sell or otherwise transfer its retained right to a third party or should AEON and its affiliates cease to own a majority of the Company’s voting stock. The purchase price to Classics Chicago of such retained right will be the lesser of the fair market value of such retained right on the date of exercise of the option or $2.0 million. Classics Chicago licenses the right to use the Trademarks to the Company and its other subsidiaries.

Concurrently with the Company’s 1993 IPO, AEON USA entered into a shareholder’s agreement with the Company pursuant to which the Company agreed, subject to certain limitations, to provide AEON USA with one demand registration right per year, upon exercise of which the Company would be obligated to register under the Securities Act of 1933 and applicable state securities law, at the expense of AEON USA, some or all of the Company’s Common Stock beneficially owned by AEON USA. The agreement also provides that if the Company proposes to register shares of Common Stock under the Securities Act for its own account, AEON USA will have a right to request that the Company register AEON USA’s shares of the Company’s Common Stock. AEON USA would bear the incremental cost of registering its shares in any such offering. The Company and AEON USA would also indemnify each other against certain liabilities under the Securities Act in connection with any such registration.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Certain Beneficial Owners.  The following table sets forth certain information as to beneficial ownership of each person known to the Company to own beneficially more than 5% of the outstanding Common Stock of the Company as of March 15, 2006. Such beneficial owner has sole voting and investment power as to such shares unless otherwise indicated.

Beneficial Owner	Number of Shares	Percent of Class

AEON (U.S.A.), Inc.
520 Madison Ave.
New York, NY 10022	29,921,829	55.9%

Wellington Management Company, LLP(1)
75 State Street
Boston, MA 02109	3,351,645	6.3%

(1)	Schedule 13G filed on February 14, 2006 by Wellington Management Company, LLP. Wellington Management Company, LLP has shared voting power with respect to 2,492,745 shares and shared dispositive power with respect to 3,323,345 shares.

Stock Ownership of Directors and Executive Officers.  The following table sets forth the beneficial ownership of the Common Stock of the Company as of March 15, 2006 by each director and nominee of the Company, each of the individuals named in the Summary Compensation Table, and all executive officers, directors, and nominees of the Company as a group. All persons listed below have sole voting and investment power with respect to such shares. No director, nominee or executive officer beneficially owns more than one percent of the total outstanding Common Stock except all directors, nominees, and executive officers as a group and Mr. Zetcher who are deemed to own beneficially (including options currently exercisable and exercisable within 60 days) 10.47% and 4.74%, respectively, of the outstanding Common Stock.

	Number of		Number of
Name of Beneficial Owner	Shares(1)(2)	Name of Beneficial Owner	Shares(1)(2)

J.W. Gleeson	21,333	A.B. Zetcher	2,646,908
T. Kajita	0	H.B. Bosworth, Jr.	405,334
M. Okada	105,333	P.H. Kowalczyk	95,000
G.M. Pfeiffer	21,333	M.M. Mandell	474,768
Y. Sano	0	S.M. Stolper	356,025
S.M. Swain	54,666	All executive officers, directors, and
T. Tokiwa*	37,333	nominees as a group (20 persons)(3)	6,115,157
I. Tsuruta	43,333

*	Mr. Tokiwa is not standing for re-election.

(1)	The listed shares include shares subject to stock options exercisable currently or within 60 days of March 15, 2006, as follows: Mr. Zetcher, 2,280,000; Mr. Gleeson, 13,333; Mr. Kajita, 0; Mr. Okada, 53,333; Mr. Pfeiffer, 13,333; Mr. Sano, 0; Ms. Swain, 46,666; Mr. Tokiwa; 29,333; Mr. Tsuruta, 35,333; Mr. Bosworth, 305,334; Mr. Kowalczyk, 45,000; Ms. Mandell, 350,000; Mr. Stolper, 264,733; and all executive officers, nominees, and directors as a group, 4,901,125.

(2)	Messrs. Okada, Kajita, and Tokiwa are directors and officers of AEON and/or AEON USA. Mr. Tsuruta is an officer of AEON USA. Each disclaims beneficial ownership of the Common Stock of the Company owned by AEON USA and such shares are not included in their individual share ownership.

(3)	Includes 100 shares held by immediate family members.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports regarding ownership of the Company’s Common Stock with the Securities and Exchange Commission, and to furnish the Company with copies of all such filings. Based on a review of these filings, the Company believes that all filings were timely made in fiscal 2005.

ITEM 2. RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm to perform an integrated audit of the Company for the 2006 fiscal year. Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 1988. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

The fees paid or payable for services rendered by Deloitte & Touche LLP and its affiliates (collectively “Deloitte & Touche”) for fiscal 2005 and 2004 were as follows:

	2005	2004

Audit fees	$1,446,135	$1,282,700
Audit-related fees	$320,837	$50,000
Tax fees	$24,270	$65,275
All other fees	$49,722	$47,748
Total fees	$1,861,164	$1,445,723

(1) “Audit fees” consisted of fees for professional services performed for the audit of the Company’s annual financial statements and the audit of the Company’s internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, review of quarterly financial statements, and services that are normally provided by Deloitte & Touche in connection with certain statutory or regulatory filings or engagements.

(2) “Audit-related fees” consisted primarily of fees for due diligence services related to the Company’s planned acquisition of The J. Jill Group, Inc. Audit-related fees also includes fees for employee benefit plan audits.

(3) “Tax fees” consisted of fees for tax planning, compliance and advisory services.

(4) “All other fees” consisted of fees for the license renewal for tax return software and related charges.

The Audit Committee has established a policy concerning the pre-approval of the audit and non-audit services to be provided by the independent registered public accounting firm to the Company. The policy requires that all services to be performed by Deloitte & Touche, the Company’s independent registered public accounting firm, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services provided by the independent registered public accounting firm are regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm, and management may present additional services for approval. The procedures permit limited amounts of services to be approved by one or more members of the Audit Committee pursuant to authority delegated by the Audit Committee. During fiscal 2005, each new engagement of Deloitte & Touche was approved in advance by the Audit Committee.

Ratification of the appointment of the independent registered public accounting firm for fiscal 2006 requires the affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions would have the same effect as a vote against ratification.

SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

Any proposal of a shareholder intended to be presented at the Company’s 2007 Annual Meeting of Shareholders must be received by the Secretary of the Company, for inclusion in the Company’s proxy statement, notice of meeting and proxy relating to the 2007 Annual Meeting, not later than December 25, 2006.

The Company’s bylaws establish an advance written notice procedure for shareholders seeking to nominate candidates for election as directors at any annual meeting of shareholders, or to bring business before an annual meeting of shareholders of the Company. The bylaws provide that only persons who are nominated by or at the direction of the Board, or by a shareholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible to be considered for election as directors of the Company at the annual meeting. The bylaws also provide that at any meeting of shareholders only such business may be conducted as has been brought before the meeting by or at the direction of the Board or, in the case of an annual meeting of shareholders, by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder’s intention to bring such business before the meeting. Under the bylaws, for any such shareholder notice to be timely, such notice must be received by the Company in writing not less than 60 days nor more than 90 days prior to the meeting, or in the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, to be timely, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Under the bylaws, a shareholder’s notice must also contain certain information specified in the bylaws.

Shareholders, upon written request to the Investor Relations Department of the Company, One Talbots Drive, Hingham, Massachusetts 02043, may receive, without charge, a copy of the Company’s Annual Report on Form 10-K, including the financial statements, any financial statement schedules and list of exhibits, required to be filed with the SEC for the 2005 fiscal year. The Company’s Annual Report on Form 10-K is also available without charge through the Company’s website, www.talbots.com.

OTHER MATTERS

As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting as recommended by the Board of Directors or, if no such recommendation is given, in the discretion of the proxy holders.

002 CS-10844

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Least Address Line	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext C 1234567890 J N T

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	C0123456789	12345

A	ELECTION OF DIRECTORS PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
1. To elect the following Nominees as Directors:

	For	Withhold		For	Withhold

01 - Arnold B. Zetcher	☐	☐	05 - Gary M. Pfeiffer	☐	☐

02 - John W. Gleeson	☐	☐	06 - Yoshihiro Sano	☐	☐

03 - Tsutomu Kajita	☐	☐	07 - Susan M. Swain	☐	☐

04 - Motoya Okada	☐	☐	08 - Isao Tsuruta	☐	☐
B	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

		For	Against	Abstain
2.	To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the 2006 fiscal year.	☐	☐	☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING		☐

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
(Please sign exactly as your name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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PROXY - THE TALBOTS, INC.

ANNUAL MEETING OF SHAREHOLDERS
May 25, 2006
This Proxy is Solicited on Behalf of the Board of Directors of The Talbots, Inc.
The undersigned hereby appoints Edward L. Larsen, Stuart M. Stolper, and Richard T. O’Connell, Jr., and each or any of them, with power of substitution, proxies for the undersigned and authorizes each of them to represent and vote, as designated, all of the shares of stock of The Talbots, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at The John Hancock Hotel & Conference Center, 40 Trinity Place, Boston, Massachusetts on May 25, 2006, at 9:00 a.m., and at any adjournment or postponement of such meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO CONTRARY DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS. PLEASE VOTE PROMPTLY.
THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE
Company Highlights for Fiscal 2005
*	Company net sales for fiscal 2005 increased 7% to $1,808.6 million.

*	Net income was $93.2 million, or 5.2% of net sales.

*	Earnings per diluted share were $1.72.

*	The Company opened 50 new stores and circulated approximately 48 million catalogs.

*	The Company increased its quarterly dividend from $0.11 to $0.12 per share, the eleventh consecutive year with an increase in cash dividend payout.

*	In early fiscal 2006, on February 6, 2006, the Company announced it had agreed to acquire The J. Jill Group, Inc.

Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.
VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 11:59 p.m., Eastern Time, on May 24, 2006.
THANK YOU FOR VOTING